MSIF Inc. - Systematic Active Small Cap Value Portfolio
Exhibit 77D

Real Estate Investment Trusts ("REITs")

The Systematic Active Small Cap Value Portfolio
("Portfolio") may invest up to 15% of its net assets in Real
Estate Investment Trusts ("REITs").  REITs pool investors'
funds for investments primarily in commercial real estate
properties. Like mutual funds, REITs have expenses,
including advisory and administration fees, that are paid by their shareholders. As a result, shareholders will absorb
duplicate levels of fees when the Portfolio invests in
REITs. The performance of any Portfolio REIT holdings
ultimately depends on the types of real property in which
the REITs invest and how well the property is managed. A
general downturn in real estate values also can hurt REIT
performance. In addition, REITs are subject to certain
provisions under federal tax law. The failure of a company
to qualify as a REIT could have adverse consequences for the
Portfolio, including significantly reducing the return to
the Portfolio on its investment in such company.